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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] Confidential, for Use of the
[_] Preliminary Proxy Statement               Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to 14a-11(c) or 14a-12

                               ARIS CORPORATION
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                           CALCULATION OF FILING FEE

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                               PER UNIT PRICE
                                  OR OTHER
 TITLE OF                        UNDERLYING
EACH CLASS       AGGREGATE        VALUE OF
    OF           NUMBER OF      TRANSACTION        PROPOSED
SECURITIES     SECURITIES TO      COMPUTED         MAXIMUM
 TO WHICH          WHICH        PURSUANT TO       AGGREGATE
TRANSACTION     TRANSACTION     EXCHANGE ACT      VALUE OF        TOTAL FEE
 APPLIES:        APPLIES:        RULE 0-11:      TRANSACTION:       PAID:
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: _____________  Filing Party: _________________________

Form, Schedule or Registration           Date Filed: _________________________
Statement no.: ______________________

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

                          [LOGO OF ARIS CORPORATION]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 28, 1998

To ARIS Corporation Shareholders:

  Notice is hereby given, that the Annual Meeting of Shareholders of ARIS Corporation, a Washington corporation (the "Company"), will be held on Tuesday, April 28, 1998 at 5:00 p.m. in Room 401 of the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004, for the following purposes:

  1.   To elect one Class III Director for a three year term.

  2. To consider and act upon a proposal to approve an amendment to the Company's 1997 Stock Option Plan (the "1997 Plan") to increase the number of shares of Common Stock reserved for issuance under the 1997 Plan to 2,000,000 shares, as recommended by the Board of Directors.

  3. To consider and act upon a proposal to approve the adoption of the Company's 1998 Employee Stock Purchase Plan (the "ESPP"), as recommended by the Board of Directors.

  4. To approve the Company's form of Indemnification Agreement as signed by the Company's officers and directors.

  5. To transact such other business as may properly come before the meeting and any adjournments thereof.

  Shareholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on March 6, 1998, the record date fixed by the Board of Directors for such purpose. A list of such shareholders will be available during regular business hours at the Company's corporate headquarters located at 2229 112th Avenue NE, Bellevue, Washington, for the ten days before the meeting for inspection by any shareholder for any purpose germane to the meeting.

                                          By Order of the Board of Directors,

                                          ARIS CORPORATION

                                          NORBERT W. SUGAYAN, JR.
                                          Secretary

April 6, 1998

SHAREHOLDERS ARE REQUESTED TO SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.

                               ARIS CORPORATION

                             2229 112TH AVENUE NE
                          BELLEVUE, WASHINGTON, 98004

                                PROXY STATEMENT

                                 APRIL 6, 1998

  Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of ARIS Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 28, at 5:00 p.m. in Room 401 of the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington, or at any adjournments thereof.

  An Annual Report to Shareholders, containing financial statements for the fiscal year ended December 31, 1997, is being mailed together with this proxy statement to all shareholders entitled to vote at the Annual Meeting. It is anticipated that this Proxy Statement and the accompanying proxy will be first mailed to shareholders on or about April 6, 1998.

  Only shareholders of record as of the close of business on March 6, 1998 (the "Record Date") will be entitled to vote at the meeting and any adjournments thereof. As of the Record Date, 10,248,003 shares of Common Stock of the Company were issued and outstanding. Each share outstanding as of the Record Date will be entitled to one vote, and shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote in person. Any shareholder delivering a proxy has the right to revoke it by written notice to the Secretary at any time before it is exercised.

  The representation in person or by proxy of at least a majority of all shares of Common Stock issued, outstanding and entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as a director, as well as abstentions and broker "non-votes" with respect to all other matters being submitted to shareholders, are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

  The election of directors by the shareholders shall be determined by a plurality of the votes cast by shareholders entitled to vote. Votes may be cast in favor of or withheld from each nominee. On all other matters being submitted to shareholders, an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on each such matter is required for approval. Abstentions will have the practical effect of voting against each such matter since they are included in the number of shares present and voting on each such matter. Shares subject to broker "non-votes" are not considered to have been voted for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

  Each of the persons named as proxies in the proxy is an officer of the Company. All properly executed proxies returned in time to be cast at the meeting will be voted. With respect to the election of a Class III director, any shareholder submitting a proxy has a right to withhold authority to vote for any individual nominee to the Board of Directors by writing the name of such individual in the space provided on the proxy. The proxies will be voted as stated below and under "Election of Directors." In addition to the election of a Class III director, the shareholders will act upon proposals to (i) approve an amendment to the Company's 1997 Stock Option Plan (the "1997 Plan") to increase the number of shares of Common Stock available for issuance under the 1997 Plan to 2,000,000 shares, as recommended by the Board of Directors,
(ii) to adopt the Company's 1998 Employee Stock Purchase Plan (the "ESPP"), as recommended by the Board of Directors and (iii) to approve the Company's form of Indemnification Agreement as signed by the Company's officers and directors and as recommended by the Board of Directors. Where a choice has been specified on the proxy with respect to these matters, shares represented by the Proxies will be voted in accordance with the specification and will be voted FOR if no specification is indicated.

  The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as Proxies on the proxy card.

                    PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of the Company's outstanding Common Stock by: (i) each person who, to the knowledge of management, owned beneficially more than 5% of the Common Stock; (ii) each director and director nominee of the Company, (iii) each of the Named Executive Officers for whom compensation is reported in this Proxy Statement and (iv) all directors and executive officers of the Company as a group. Based on information furnished by the beneficial owners to the Company, and except as otherwise noted and subject to community property laws where applicable, the Company believes that the beneficial owners listed below have sole voting and investment power with respect to such shares.

                                                                       PERCENT
        NAME AND ADDRESS                        AMOUNT AND NATURE OF     OF
      OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP (1)  CLASS
      -------------------                     -----------------------  -------
   5% OWNERS:
   Paul Y. Song..............................        4,470,000         45.0521%
    2229 112th Avenue NE                              (2)(3)
    Bellevue, Washington 98004
   Tina J. Song..............................        4,470,000         45.0521%
    2229 112th Avenue NE                              (2)(3)
    Bellevue, Washington 98004
   Song Family Limited Partnership...........        4,470,000         45.0521%
    3700 First Interstate Center                      (2)(3)
    999 Third Avenue
    Seattle, Washington 98104
   Stephen J. Brugger........................          505,494         5.0948%
    2229 112th Avenue NE                                (4)
    Bellevue, Washington 98004
   Pilgrim Baxter & Associates, Ltd..........          567,500          5.81%
    825 Duportail Road
    Wayne, Pennsylvania 19087-5525
   DIRECTORS AND NAMED EXECUTIVE OFFICERS:
   Jeffrey W. Gilles.........................          460,000         4.6362%
                                                        (5)
   Kendall W. Kunz...........................          336,000         3.3797%
                                                        (6)
   John Y. Song..............................          203,500         2.0486%
                                                        (7)
   John J. Griffin...........................           31,000            *
                                                        (8)
   Bruce R. Kennedy..........................            5,417            *
                                                        (9)
   Kenneth A. Williams.......................            5,417            *
                                                        (9)
   All current directors and executive offi-
    cers as a group
    (14 persons).............................        6,174,348         62.2191%
                                                       (10)

--------
  *  owns less than 1% of the Company's outstanding Common Stock.
 (1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Common Stock subject to options currently exercisable or exercisable within sixty (60) days of the Record Date are deemed outstanding for purposes of computing the percentage ownership of the person holding such option but are not deemed outstanding for purposes of computing the percentage ownership of any other person.
 (2) Includes 650,000 shares owned by Song Family Limited Partnership, of which Mr. Song and Ms. Song are each General Partners. Also includes 522,000 shares owned by Tina Song, the spouse of Mr. Song and 3,298,000 shares owned by Paul Song, the spouse of Ms. Song.
 (3) Mr. Song and Ms. Song have shared voting power of the Company's Common Stock owned by Song Family Limited Partnership.
 (4) Includes 2,000 shares registered in the name of Aidan J. Brugger Trust, 40,000 shares registered in the name of Brugger Family Children Trust, and 2,760 shares registered in the name of Aidan J. Brugger, over all of which Stephen J. Brugger exercises voting and dispositive power.
 (5) Includes 100,000 shares registered in the name of The Jeffrey & Glenda Gilles Unitrust of which Mr. Gilles is a Co-Trustee. Mr. Gilles exercises voting and dispositive power over the standard unit trust.
 (6) Includes 20,000 shares of Common Stock subject to options that are exercisable within 60 days of March 6, 1998.
 (7) Includes 12,000 shares of Common Stock subject to options that are exercisable within 60 days of March 6, 1998.
 (8) Includes 11,000 shares of Common Stock subject to options that are exercisable within 60 days of March 6, 1998.
 (9) Represents shares of Common Stock subject to options that are exercisable within 60 days of March 6, 1998.
(10) Includes shares of Common Stock subject to options that are exercisable within 60 days of March 6, 1998.

SECTION 16 REPORTING

  Section 16(a) of the Securities Exchange Act of 1933, as amended (the "Exchange Act") requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 1997, and written representations from certain Reporting Persons, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 1997.

                             ELECTION OF DIRECTORS

  The Board of Directors of the Company currently consists of four directors, divided into three classes. One class is elected at each annual meeting of shareholders, with the members of each class to hold office for a three-year term and until successors of such class have been elected and qualified. Paul
Y. Song and Bruce R. Kennedy serve as Class I directors of the Company until the annual meeting of shareholders held in 2000, or until their respective successors have been elected and qualified. Kenneth A. Williams serves as a Class II director of the Company until the annual meeting of shareholders held in 1999, or until his successor has been elected and qualified. Kendall W. Kunz serves as a Class III director of the Company whose term is to expire as of the date of the 1998 Annual Meeting of Shareholders. Notwithstanding the foregoing, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

  One Class III director shall be elected at the 1998 Annual Meeting of Shareholders. The sole nominee for election as a Class III director is Kendall
W. Kunz. Information as to the nominee is provided below. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director will be voted (unless the sole nominee is unable or unwilling to serve) for the election of the sole nominee. The Board of Directors knows of no reason why such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person, as determined by the holder of the Proxy in his sole discretion.

NOMINEE FOR ELECTION AS CLASS III DIRECTOR (TERM TO EXPIRE IN 2001)

  KENDALL W. KUNZ (age 34) was appointed as the Company's Senior Vice President of North America in January 1998, and has been a Director of the Company since March 1997. Mr. Kunz is responsible for the Company's operations throughout North America. Mr. Kunz served as the Company's Senior Vice President of Western Operations from March 1997 until December 1997, and as Senior Vice President of Education from October 1996 to March 1997. From August 1995 to October 1996, Mr. Kunz was the Company's Vice President of Consulting. From June 1994 to August 1995, Mr. Kunz served as Vice President of Sales and Marketing. From July 1992 until June 1994, Mr. Kunz served as the Company's Director of Sales and Marketing. Between June 1988 and July 1992, Mr. Kunz was employed by Oracle in a number of capacities. Mr. Kunz received a B.S. degree in Management from Purdue University.

CONTINUING CLASS II DIRECTOR (TERM TO EXPIRE IN 1999)

  KENNETH A. WILLIAMS (age 43) was appointed as a Director of the Company in March 1997. Mr. Williams is Chairman and Chief Executive Officer of World Stream Communications, a consumer Internet broadcasting company, which he founded in 1997. From 1996 through December 1997, Mr. Williams was Vice Chairman and a director of CUC International, a consumer services company. He was also a member of the Office of the President of CUC International. Prior to joining CUC International, Mr. Williams was the Chairman of the Board and Chief Executive Officer of Sierra On-Line, Inc., a consumer software company, which he co-founded in 1979 and which was acquired by CUC International in 1996.

CONTINUING CLASS I DIRECTORS (TERMS TO EXPIRE IN 2000)

  PAUL Y. SONG (age 35), founder of the Company, has been the Company's President, Chief Executive Officer and Chairman since its incorporation in October 1990. Mr. Song also serves as Chairman for the Company's subsidiaries, ARIS Software Inc. ("ASI"), Oxford Computer Group Limited ("Oxford") and Barefoot Computer Training Limited ("Barefoot"). From 1988 to 1990, Mr. Song was employed by Oracle's Consulting division in a number of capacities. Mr. Song received a B.S. in Electrical Engineering from General Motors Institute and an M.S. in Computer Science from the Massachusetts Institute of Technology. Paul Y. Song is the husband of Tina J. Song and the brother of John Y. Song.

  BRUCE R. KENNEDY (age 59) was appointed as a Director of the Company in March 1997. Mr. Kennedy is Chairman Emeritus of Alaska Air Group, Inc., a New York Stock Exchange listed company. Since 1991, Mr. Kennedy has served as a Director, and as Chairman of the Executive Committee of the Board, of Alaska Air Group, Inc. He served as Chairman, Chief Executive Officer and President of Alaska Air Group, Inc., Chairman, Chief Executive Officer and President of Alaska Airlines, Inc. and as Chairman of Horizon Air Industries, Inc. from 1979 to 1991.

                           COMPENSATION OF DIRECTORS

  Directors of the Company do not receive cash compensation for their services as directors or members of the committees of the Board of Directors. Each non-employee director is entitled to receive non-discretionary grants of options to purchase the Company's Common Stock pursuant to the provisions of the Company's 1997 Stock Option Plan. See "--Stock Option Plans."

                       DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company and their ages as of March 6, 1998, are as follows:

   NAME                  AGE                           POSITION
   ----                  ---                           --------
Paul Y. Song............  35 Chairman of the Board, Chief Executive Officer and President
Kendall W. Kunz.........  34 Senior Vice President of North America and Director
John Y. Song............  36 Vice President of North America Education
Thomas W. Averill.......  53 Vice President of Finance and Chief Financial Officer
Jeffrey W. Gilles.......  47 Vice President of Research and Development
John J. Griffin.........  40 Vice President of Sales
Nicholas W. Hulse.......  32 Vice President of Marketing
Steve Brugger...........  43 Vice President of Microsoft Technology
Tina J. Song............  34 Vice President of Administration
David W. Melin..........  42 President of ARIS Software, Inc.
Hugh Simpson-Wells......  41 Managing Director of Oxford Computer Group Limited
Norbert W. Sugayan,
 Jr. ...................  37 General Counsel and Secretary
Bruce R. Kennedy(1)(2)..  59 Director
Kenneth A.
 Williams(1)(2).........  43 Director

--------
(1)   Member of Audit Committee

(2)  Member of Compensation Committee

  Each officer named above will serve until their successors are appointed or until death, resignation or removal. It is expected that each of the above officers will be reappointed at the Annual Meeting of the Board of Directors to be held on April 28, 1998, immediately following the 1998 Annual Meeting of Shareholders.

  For the biographical summary of Paul Y. Song, Kendall W. Kunz, Bruce R. Kennedy and Kenneth A. Williams, see "Election of Directors."

  JOHN Y. SONG was appointed as the Company's Vice President of North America Education in January 1998, and served as Vice President of Eastern Operations from March 1997 to December 1997. Mr. Song also served as the Company's Vice President of Business Development from September 1996 to March 1997. Mr. Song is responsible for the Company's training operations throughout North America. From March 1996 to August 1996, Mr. Song was the Company's Executive Director for the Federal and Public Sector. From February 1991 to February 1996, Mr. Song was Director of Business Development of the Company. Prior to joining the Company, Mr. Song worked in Hong Kong for Hill and Knowlton, a public relations firm, and in Seoul, Korea for Lee and Associates, a management consulting firm. Mr. Song received a B.A. in Journalism from Western Washington University and an M.B.A. from the Graduate School of International Studies at Yonsei University (Republic of Korea). John Y. Song is the brother of Paul Y. Song.

  THOMAS W. AVERILL has served as Vice President of Finance and Chief Financial Officer since joining ARIS in July 1996 and is responsible for the Company's financial operations. Mr. Averill also serves as a Director for the Company's subsidiaries, ASI, Oxford and Barefoot. From November 1994 to July 1996, Mr. Averill was self-employed as a private business and finance consultant. Between November 1992 and November 1995, Mr. Averill also was a Vice President of Finance and a director of Simon Golub and Sons, Inc., a manufacturer and international wholesale distributor of personal time pieces and fine jewelry. Between 1983 and 1985, Mr. Averill was Director of Auditing for Clark Nuber Inc., a public accounting firm, and between 1974 and 1983, Mr. Averill was an audit manager with Price Waterhouse, a public accounting firm.

  JEFFREY W. GILLES was appointed as Vice President of Research and Development in January 1998, and served as the Company's Vice President of Education Business Development from October 1996 to December 1997. Mr. Gilles is responsible for new product and technology directions, vendor-specific field support and relationship management, and the development of new services and courseware. From January 1995 to October 1996, Mr. Gilles was Vice President of Education of the Company, responsible for the operations of the Company's Education Division. From June 1992 to December 1994, Mr. Gilles was founder and President of Clarity, Inc., which was acquired by the Company in January 1995. From July 1988 to June 1992, Mr. Gilles was Regional Education Manager for Oracle. Mr. Gilles received a B.A. in Broadcasting and Film, a B.S. in Computer Science and an M.S. in Computer Science from the University of Iowa.

  JOHN J. GRIFFIN has served as the Company's Vice President of Sales since July 1996. From 1988 to 1996, Mr. Griffin held various sales and account management positions at Oracle and immediately prior to joining the Company, was Oracle's Global Account Manager for the Boeing Company. Prior to joining Oracle, Mr. Griffin held technical, management, and sales positions for a number of companies. Mr. Griffin received a B.A. in Organizational Communications from the University of Utah.

  NICHOLAS W. HULSE was appointed Vice President of Marketing in November 1997. Prior to joining the Company, Mr. Hulse served as Director of Worldwide Marketing for New Horizons Computer Learning Centers, an international computer training organization. In addition, Mr. Hulse has served as Director of National Marketing Programs for Thorn EMI, and served in various marketing/advertising positions in direct mail, retail, and computer publishing companies. Mr. Hulse received a four year degree in Marketing from Northumbria University in England.

  TINA J. SONG was appointed Vice President of Administration in January 1998, and served as the Company's Director of Human Resources and Information Technology from January 1995 to December 1997. Ms. Song was a Vice President of the Company from October 1990 until March 1996, and was a Director of the Company from October 1990 until November 1994. From April 1993 to January 1995, Ms. Song was also the Company's Consulting Resource Manager. Ms. Song received a B.S. in Electrical Engineering from the General Motors Institute. Ms. Song is the wife of Paul Y. Song.

  DAVID W. MELIN has served as President of ASI and its predecessor corporations since August 1996. From 1990 to 1996, Mr. Melin owned and operated Allied Bolt Co., an industrial fastener distribution and manufacturing company. Mr. Melin was Product Manager for MS-DOS and Microsoft LAN Manager at Microsoft from 1984 to 1989. Mr. Melin received a B.A. in Mechanical Engineering from the University of Washington and an M.S. in Engineering Management from Stanford University.

  HUGH SIMPSON-WELLS is Managing Director and Secretary of Oxford and is Managing Director and Assistant Secretary of Barefoot, the U.K. subsidiaries of the Company and is responsible for all operations of Oxford. Mr. Simpson-Wells founded Oxford in 1983 and it was acquired by the Company in February 1997. Prior to founding Oxford, Mr. Simpson-Wells was an engineer with the Ford Motor Company in the U.K. Mr. Simpson-Wells received a Master's Degree in Engineering Science from Oxford University.

  NORBERT W. SUGAYAN, JR. has served as the Company's General Counsel since February 1996, and as its Secretary since April 1997. He also serves as Secretary of ASI and Barefoot. Prior to joining the Company on a full-time basis, Mr. Sugayan practiced law in Seattle, Washington as of counsel to Lane Powell Spears Lubersky from February 1996 to December 1996, as a principal of Harris, Sugayan & Hull, from March 1994 to February 1996 and as an attorney with Bogle & Gates from February 1992 to March 1994. Prior to February 1992, Mr. Sugayan practiced law in Seoul, Republic of Korea and Dallas, Texas. Mr. Sugayan received a B.A. in Economics and English from the University of Michigan, a J.D. from the University of Notre Dame Law School, and an L.L.M. in Corporations Law from New York University.

CHANGE IN CONTROL ARRANGEMENTS

  The Company does not have change of control agreements with any of its Named Executive Officers or Directors, except for Nicholas W. Hulse.

                         BOARD COMMITTEES AND MEETINGS

  The Board of Directors had nine meetings in 1997. During 1997, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the Board on which he served (during the period that he served).

  The Board of Directors has created an Audit Committee and a Compensation Committee. The Audit Committee consists of Bruce R. Kennedy and Kenneth A. Williams (Chair). Among other functions, the Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews the Company's balance sheet, statement of operations and cash flows and reviews and evaluates the Company's internal control functions.

  The Compensation Committee consists of Mr. Williams and Mr. Kennedy (Chair). The Compensation Committee reviews and approves the compensation and benefits for the Company's executive officers, administers the Company's stock option plans and makes recommendations to the Board of Directors regarding such matters.

  The current membership of the Committees was determined by the Board of Directors on May 1, 1997.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company does not have any transactions with management in which the amount involved exceeds $60,000. The Company had not had a business relationship with any nominee or Director during the last fiscal year that consisted of property or services in excess of five percent of: (i) the Company's consolidated gross revenues for its last full fiscal year, or (ii) any other entity's consolidated gross revenues for its last full fiscal year.

                      COMPENSATION AND OTHER INFORMATION
                         CONCERNING EXECUTIVE OFFICERS

                          SUMMARY COMPENSATION TABLE

COMPENSATION SUMMARY

  The following table sets forth certain information regarding annual and long-term compensation for services in all capacities to the Company earned by the Company's Chief Executive Officer and the four other executive officers who earned in excess of $100,000 in salary and bonus during fiscal 1997, 1996 and 1995 (the "Named Executive Officers"). The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payouts during 1997, 1996 or 1995.

                          SUMMARY COMPENSATION TABLE

                                                       LONG TERM
                                                      COMPENSATION
                                          ANNUAL      ------------
                                       COMPENSATION    SECURITIES
                                      ---------------  UNDERLYING   ALL OTHER
                                      SALARY   BONUS  OPTIONS/SARS COMPENSATION
  NAME AND PRINCIPAL POSITION    YEAR   ($)   ($)(1)      (#)          ($)
  ---------------------------    ---- ------- ------- ------------ ------------
Paul Y. Song.................... 1997 150,000  92,897         0        4,214(2)
 President and Chief Executive
  Officer                        1996 120,000  90,553         0        3,655(2)
                                 1995  96,000 155,877         0       50,871(3)
Kendall W. Kunz................. 1997 126,000  51,440    80,000          --
 Senior Vice President of North
  America                        1996 108,000  81,644         0        1,190(2)
                                 1995  72,000 135,996   320,000       68,628(4)
John Y. Song.................... 1997 120,000  29,893    60,000          --
 Vice President of North America 1996  76,000  53,660         0        3,046(2)
 Education                       1995  60,000  66,834   200,000       31,305(5)
John J. Griffin................. 1997  80,000  51,299         0          --
 Vice President of Sales         1996  36,000  10,000    40,000          --
                                 1995     N/A     N/A       N/A
Jeffrey W. Gilles............... 1997 102,000  29,235         0          --
 Vice President of Research and  1996 102,000  74,830         0          --
 Development                     1995 102,000  94,592         0          --

--------
(1)   Represents payments under the Company's Executive Profit Bonus Plan.

(2)   Represents amount paid by the Company for automobile expenses.

(3) Includes $48,000 realized upon exercise of non-statutory stock options to purchase shares of the Company's Common Stock and $2,871 paid by the Company for automobile expenses.

(4) Includes $66,900 realized upon exercise of non-statutory stock options to purchase shares of the Company's Common Stock and $1,728 paid by the Company for automobile expenses.

(5) Includes $29,250 realized upon exercise of non-statutory stock options to purchase shares of the Company's Common Stock and $2,055 paid by the Company for automobile expenses.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table shows information regarding grants of stock options to the Named Executive Officers during the year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                   INDIVIDUAL GRANTS
                         -------------------------------------
                                                                              POTENTIAL
                                                                          REALIZABLE VALUE
                                                                          AT ASSUMED ANNUAL
                                        PERCENT OF                         RATES OF STOCK
                           NUMBER OF   TOTAL OPTIONS                            PRICE
                            SHARES      GRANTED TO                        APPRECIATION FOR
                          UNDERLYING   EMPLOYEES IN  EXERCISE              OPTION TERM(3)
                            OPTIONS       FISCAL       PRICE   EXPIRATION -----------------
          NAME           GRANTED(#)(1) YEAR($)(1)(2) ($/SHARE)    DATE     5%($)    10%($)
          ----           ------------- ------------- --------- ---------- -------- --------
Paul Y. Song............         0             0%        N/A        N/A        N/A      N/A
Kendall W. Kunz.........    80,000        6.3675%      $5.00    1/15/04   $162,840 $379,487
John Y. Song............    60,000        4.7756%      $5.00    1/15/04   $122,130 $284,615
John J. Griffin.........         0             0%        N/A        N/A        N/A      N/A
Jeffrey W. Gilles.......         0             0%        N/A        N/A        N/A      N/A

--------
(1) The exercise price per share of each option is equal to the fair market value per share of the underlying Common Stock on the date of grant.

(2) Options to purchase 1,256,385 shares of Common Stock were granted by the Company to its employees during 1997.

(3) Amounts represent hypothetical gains that could be achieved for the respective options exercised at the end of the option term. These gains are based on assumed rates of appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, and the date on which the options are exercised.

                     OPTION EXERCISES AND YEAR-END VALUES

  The following table provides information on stock option exercises by the Named Executive Officers and the number and value of the Named Executive Officers' unexercised options at December 31, 1997.

 AGGREGATED OPTION EXERCISES DURING 1997 ANDOPTION VALUES AT DECEMBER 31, 1997

                                                       TOTAL NUMBER OF        VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS
                                          VALUE      FISCAL YEAR-END (#)    AT FISCAL YEAR-END ($)(1)
                         SHARES ACQUIRED REALIZED ------------------------- -------------------------
NAME                     ON EXERCISE (#)   ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------------- -------- ----------- ------------- ----------- -------------
Paul Y. Song............         0           0           0            0             0             0
Kendall W. Kunz.........         0           0           0       80,000             0    $1,280,000
John Y. Song............         0           0           0       60,000             0    $  960,000
John J. Griffin.........         0           0       6,000       34,000      $109,920    $  496,480
Jeffrey W. Gilles.......         0           0           0            0             0             0

--------
(1) This amount is the aggregate number of the outstanding options multiplied by the difference between $21 (the closing price of the Common Stock as reported on the Nasdaq National Market on December 31, 1997) and the exercise price of such options.

                DESCRIPTION OF THE 1997 PLAN AND THE 1995 PLAN

  1997 Stock Option Plan. On March 13, 1997, the Board of Directors adopted the ARIS Corporation 1997 Stock Option Plan. On April 25, 1997, the shareholders adopted the 1997 Stock Option Plan at the 1997 Annual Meeting of Shareholders. The 1997 Stock Option Plan provides for the grant of qualified and non-qualified options to employees, directors, officers and non-employee directors of the Company by the Plan Administrator. The Company authorized two million shares of its Common Stock for issuance under the 1997 Stock Option Plan, subject to certain adjustments, less that number of shares that were granted and have not subsequently become available for grant under the 1995 Stock Option Plan. The 1997 Stock Option Plan provides for automatic, non-discretionary grants of 5,000 non-qualified stock options to non-employee directors (as defined under Rule 16b (3) of the Exchange Act) for each year of service (or pro-rata for any portion thereof) on the Board of Directors of the Company. For all other grants under the 1997 Stock Option Plan, the date of grant, number of options, option price, vesting period and other terms specific to the options are to be determined by the Plan Administrator. The option price for qualified stock options is based on the fair market value of the Company's stock on the date of grant. Options granted under the 1997 Stock Option Plan expire on the tenth anniversary of the date of grant and vest over periods of up to four years.

  The exercise price per share of options granted to non-employee directors under the 1997 Stock Option Plan is 100% of the fair market value of the Company's Common Stock on the date the option is granted. Generally, options expire on the tenth anniversary of the date of the option grant except for non-qualified options granted to United Kingdom resident employees which expire on the seventh anniversary of the date of the option grant. Options may not be assigned or transferred except by will or by the laws of descent or distribution and are exercisable only while the optionee is serving as a director of the Company or within 90 days after the optionee ceases to serve as a director of the Company (except that if a director dies or becomes disabled while serving as a director of the Company, the option is exercisable until the scheduled expiration date of the option).

  On March 20, 1997, Mr. Kennedy received a non-discretionary option to purchase 15,417 shares of Common Stock as a non-employee Class I director, and Mr. Williams received a non-discretionary option to purchase 10,417 shares of Common Stock as a non-employee Class II director pursuant to the Company's 1997 Plan. Options to purchase 5,417 shares are exercisable one year after the date of grant and options to purchase an additional 5,000 shares vests each anniversary of the grant date thereafter. These options expire on the tenth anniversary of the date of the option grants (March 20, 2007).

  1995 Stock Option Plan. In January 1995, the Company adopted the ARIS 1995 Stock Option Plan, which provided for the grant of qualified and non-qualified options to purchase shares of the Company's Common Stock to employees, officers, directors, shareholders and consultants and project managers of the Company, as determined by the Plan Administrator. The Company authorized 1.6 million shares of its Common Stock for issuance under the ARIS 1995 Stock Option Plan. The date of grant, number of options granted, option price, vesting period and other terms specific to options granted under the ARIS 1995 Stock Option Plan were determined by the Plan Administrator. The option price for qualified stock options was based on the fair market value of the Company's stock on the date of grant. Options granted under the ARIS 1995 Stock Option Plan expire on the seventh anniversary of the date of grant and vest over periods of up to four years. The Company ended grants under the ARIS 1995 Stock Option Plan in March 1997.

  Prior to January 1995, the Company from time to time granted non-qualified stock options to key employees. These grants were not part of any formal policy or plan.

          REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

GENERAL

  The purpose of the Compensation Committee is to review and make recommendations to the Board of Directors regarding all forms of compensation to be provided to the executive officers and directors of the Company and its subsidiaries, including stock compensation and loans, and all bonus and stock compensation to all employees. The Committee members consist of the Company's non-employee directors, Bruce R. Kennedy and Kenneth A. Williams, who are appointed by and serve at the discretion of the Board of Directors.

STATEMENT OF PHILOSOPHY

  The philosophy of the Compensation Committee is to provide compensation to the Company's officers and directors in such a manner as to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide incentives for such persons to perform to the best of their abilities for the Company, and to promote the success of the Company's business.

  The current executive compensation program includes three components: base salary; a cash bonus based on the Company achieving its financial targets under the Company's Executive Profit Bonus Plan; and grants of stock options under the Company's 1997 Stock Option Plan. The Compensation Committee based its determination for 1998 executive compensation in part upon its review of compensation paid by other comparable publicly-traded information technology services companies to their executives, and the recommendations of the Chief Executive Officer.

ANNUAL BASE SALARY

  Base salaries for executive officers are targeted at competitive market levels for their respective position, level of responsibility and experience based in part on the Compensation Committee's analysis of publicly reported comparable companies, and the recommendation of the Chief Executive Officer.

EXECUTIVE PROFIT BONUS PLAN

  In January 1998, the Compensation Committee set the terms for the 1998 Executive Profit Bonus Plan. This plan established a cash bonus pool for executive officers based on the Company achieving a threshold pre-tax income target. When the Company achieves 90% of the Executive Profit Bonus Plan pre-tax income target, 10% of the pre-tax income thereafter is contributed to the bonus pool and shared by all participating executive officers according to the percentage established for each officer by the Compensation Committee. The bonus pool is doubled should the Company achieve 110% of the 1998 target pre-tax operating income. See "Compensation and Other Information Concerning Executive Officers--Executive Compensation" for a description of bonuses paid to executive officers in 1997.

1997 STOCK OPTION PLAN

  The Compensation Committee believes that equity compensation aligns employees' long-term objectives with those of shareholders in striving to maximize the Company's value. The Company's 1997 Stock Option Plan provides all employees with the opportunity to receive stock options. These options vest over a four-year period upon the following schedule: 20%, 20%, 30%, 30%. Each executive officer (other than the Chief Executive Officer) was granted stock options at the time of hiring and periodically thereafter.

OTHER COMPENSATION PLANS

  The Company also has various broad-based employee benefit plans, including pension, insurance and other benefit plans for its employees. Executive officers participate in these plans on the same terms as eligible, non-executive employees. The Company initiated on January 1, 1998, the 1998 Employee Stock Purchase Plan (the "ESPP"). Under the ESPP, employees may elect to set aside up to 10% of their gross compensation to purchase shares of Common Stock annually at a 15% discount to market price. See "Proposal to Approve 1998 Employee Stock Purchase Plan" for a description of the ESPP. Executive officers (other than the Chief Executive Officer) participate in these plans on the same terms as eligible, non-executive employees. The 1998 Employee Stock Purchase Plan was approved by the Company's Board of Directors on November 17, 1997, subject to the approval of the shareholders at the 1998 Annual Meeting.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  The 1997 base salary for Mr. Song, the Company's Chief Executive Officer and President, was set by the Compensation Committee in December 1995 (at that time, Mr. Song was the sole member of the Compensation Committee). Mr. Song did not receive any option grants in 1997. See "Compensation and Other Information Concerning Executive Officers--Option Grants in 1997." Mr. Song's base salary for 1997 was $150,000. Automobile related expenses in the amount of $4,214 were paid by the Company on behalf of Mr. Song. Mr. Song's portion of the 1997 Executive Bonus Plan was $92,897 and was the largest share in The Plan allocated to any executive officer. Accordingly, approximately 38% of his 1997 cash compensation was based on 1997 corporate performance. Under Mr. Song's stewardship, net income for 1997 increased to $5.3 million compared to $2.0 million in 1996. Net revenues increased to $55.1 million in 1997 from $26.9 in 1996. The Compensation Committee believes that, under Mr. Song's direction, the Company continues to effectively execute upon its business plan and goals and to capitalize upon the rapidly changing global demand for information technology services and products.

                            STOCK PERFORMANCE GRAPH

  The performance graph below is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

  The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock for the period beginning with the Company's initial public offering on June 18, 1997 through December 31, 1997, with the cumulative total return for the Standard & Poors Smallcap 600 and an appropriate "peer group" index. The comparison assumes $100 was invested on June 18, 1997 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.


                       [PERFORMANCE GRAPH APPEARS HERE]

     MEASUREMENT PERIOD                         ARIS         S&P      PEER GROUP
     (FISCAL YEAR ENDING)                    CORPORATION SMALLCAP 600  INDEX (1)
     --------------------                    ----------- ------------ ----------
     June 18, 1997..........................   $100.00     $100.00     $100.00
     December 31, 1997......................   $140.00     $117.55     $122.17

--------
(1) Peer Group Index includes twenty four entities selected in good faith on the same industry basis as the Company. The Peer Group Index consists of the following entities: American Management Systems, Incorporated, Analysts International Corporation, Cambridge Technology Partners (Massachusetts), Inc., Carnegie Group Inc., CIBER, Inc., Claremont Technology Group, Inc., Computer Horizons Corp., Computer Management Sciences, Inc., Computer Task Group, Incorporated, ECSoft Group plc, Electronic Data Systems Corporation, Information Management Resources, Inc., Intelligroup, Inc., Keane, Inc., Learning Tree International, Inc., Mastech Corporation, Nova Corporation/GA, Premiere Technologies, Inc., Sapient Corporation, SunGard(R) Data Systems Inc., TechForce Corporation, Technology Solutions Company, Whittman-Hart, Inc., XLConnect Solutions, Inc. The returns for each issuer within the Peer Group Index have been weighted according to such issuer's respective stock market capitalization at the beginning of the period presented.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION EXPENSES

  In general, under Section 162(m) of the Code, the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to any Named Executive Officer, except to the extent such excess constitutes performance-based compensation. The policy of the Company is to qualify future compensation arrangements to ensure deductibility, except in those limited cases where shareholder value is maximized by an alternate approach.

                        THE 1997 COMPENSATION COMMITTEE

                            Bruce R. Kennedy, Chair
                              Kenneth A. Williams

                 PROPOSAL TO AMEND THE 1997 STOCK OPTION PLAN

  The 1997 Stock Option Plan (the "1997 Plan") was adopted by the Company's Board of Directors and approved by the Company's shareholders in March 1997 and April 1997, respectively. At the time of adoption, the aggregate number of shares of Common Stock reserved for issuance under the 1997 Plan was 2,000,000 shares, less the 1,134,357 shares that were granted and had not subsequently become available for future grant under the Company's 1995 Stock Option Plan (the "1995 Plan"). The Board of Directors has adopted and recommended to the shareholders that they approve an amendment to the 1997 Plan to increase the number of shares reserved for issuance pursuant to the 1997 Plan to 2,000,000 shares. Assuming the proposed amendment had been in effect as of the Record Date and further assuming that all options outstanding under the 1995 Plan had been exercised, the number of shares remaining available under the 1997 Plan would have been 1,368,616.

  The Company's management relies on stock options as an essential part of the compensation packages necessary for the Company to attract and retain experienced officers and employees and motivate employees to maximize shareholder value. The Board of Directors of the Company believes that the proposed increase in the number of shares available under the 1997 Plan is essential to permit the Company's management to continue to provide long-term, equity-based incentives to present and future key employees. Additionally, the Board of Directors has determined that any future option grants resulting from the proposed increase will be at exercise prices equal to at least fair market value at the time of grant, except in those limited cases where shareholder value would be maximized by an alternate approach. Accordingly, the value of the future options is tied to the future performance of the Company's stock and will provide value to the recipient only to the extent that shareholders as a whole have benefited from an increase in the market value of the Company's Common Stock.

  In 1997, the Company granted options under the 1997 Plan with fair market value exercise prices to the following Named Executive Officers: Mr. Paul Y. Song, Mr. Jeffrey W. Gilles and Mr. John J. Griffin, no shares; Mr. Kendall W. Kunz, 80,000 shares; Mr. John Y. Song, 60,000 shares; all executive officers as a group, 193,000 shares; non-employee directors, 25,834 shares; and all other employees, 1,037,551 shares. Other than options granted to all new employees and for promotions to existing employees in amounts specified under certain guidelines adopted by the Compensation Committee as Plan Administrator, the Company has not, at the present time, determined who will receive options to purchase the additional shares of Common Stock that will be authorized for issuance under the 1997 Plan, if the proposed amendment is approved.

  Approval of the proposal to amend the Company's 1997 Plan will require an affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented in person or by proxy entitled to vote at the Annual Meeting. The Board of Directors recommends a vote FOR the approval of the proposal to approve the amendment to the Company's 1997 Plan to increase the number of shares of Common Stock reserved for issuance under the 1997 Plan to 2,000,000 shares, as authorized by the Board of Directors.

             PROPOSAL TO APPROVE 1998 EMPLOYEE STOCK PURCHASE PLAN

  The ARIS Corporation 1998 Employee Stock Purchase Plan (the "Purchase Plan") provides a means for qualified employees of the Company and its designated subsidiaries to purchase shares of the Company's common stock under favorable terms through payroll deductions. The Purchase Plan authorizes 300,000 shares of common stock to be sold to employees electing to participate in the Purchase Plan. The Board of Directors has approved and recommended to the shareholders that they adopt the Purchase Plan at the Annual Meeting.

  The Purchase Plan will be administered by a Company executive officer designated by the Board or the Compensation Committee, except for those items expressly reserved to the Board or the Compensation Committee under the Purchase Plan. Any discretionary decisions will be applicable equally to all eligible employees. Employees of subsidiaries will be eligible to participate in the Purchase Plan only if the Board or the Compensation Committee has designated the subsidiary as eligible for participation.

  To be eligible to participate in the Purchase Plan, employees must have been with the Company for at least ninety days, work more than 20 hours each week, customarily work more than five months a year and own less than 5% of the Company's stock. The Plan Administrator has the ability to reduce the minimum hourly and monthly requirement for future offering periods.

  The Purchase Plan will be divided into two six-month coextensive offering and purchase periods beginning on January 1 and July 1 of each year. At the end of each purchase period, eligible participating employees will purchase shares of the Company's Common Stock at a price equal to 85% of the lesser of
(a) the fair market value of the Common Stock on the first business day of the offering period or (b) the fair market value of Common Stock on the last business day of the purchase period. The Board or the Compensation Committee can establish different offering periods and purchase periods. A purchase period may be the same as the offering period or may be shorter consecutive periods within the offering period, as determined by the Board or the Compensation Committee. The Board or the Compensation Committee can also decrease the amount of the discount for future offering periods.

  Eligible employees may authorize payroll deductions in whole percentages up to 10% of their regular cash compensation in payment of the discounted purchase, subject to a maximum fair market value purchase amount in any calendar year of $25,000. Participants will be automatically reenrolled in the next offering period unless they have withdrawn from the Purchase Plan. Termination of an employee's employment with the Company for any reason will result in the immediate termination of the employee's participation in the Purchase Plan. Any accumulated payroll deductions will be refunded to the employee, without interest.

  The Board of Directors believes that the Purchase Plan provides the Company with a further equity-based compensation incentive with which the Company can continue to attract, motivate and retain key employees, thereby maximizing shareholder value.

  Approval of the proposal to adopt the Purchase Plan will require an affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented in person or by proxy at the Annual Meeting entitled to vote. The Board of Directors recommends a vote FOR the approval of the proposal to adopt the Purchase Plan.

               DESCRIPTION OF FORM OF INDEMNIFICATION AGREEMENT

  On August 5, 1997, the Board of Directors approved the form of Indemnification Agreement to be entered into between the Company and each of its officers and directors. The Indemnification Agreements provide that the Company shall hold harmless and indemnify officers and directors of the Company who are involved in certain actions or proceedings to the full extent permitted by then current corporate law.

  Approval of the proposal to adopt the form of Indemnification Agreement will require an affirmative vote of a majority of the outstanding shares of Common Stock of the Company, represented in person or by proxy, who are entitled to vote at the Annual Meeting. The Board of Directors recommends a vote FOR the approval of the proposal to adopt the form of Indemnification Agreement.

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders intended for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at the next annual meeting of the Company must be received at the Company's principal executive offices no later than December 8, 1998. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail--Return Receipt Requested.

                           EXPENSES AND SOLICITATION

  The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting shareholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some shareholders in person or by mail, telephone, telegraph or electronic mail following the original solicitation. The Company may retain a Proxy Solicitation firm to assist in the solicitation of proxies in connection with the Annual Meeting. If the Company retains a proxy solicitation firm, it will pay such firm customary fees, expected to be approximately $10,000, plus expenses.

                                  APPENDIX A

                        AMENDMENT DATED MARCH 24, 1998

                                      TO

                               ARIS CORPORATION
                            1997 STOCK OPTION PLAN

  The ARIS Corporation 1997 Stock Option Plan (the "Plan") is hereby amended as follows:

  1. Section 4 of the Plan is amended to read as follows:

      4.STOCK.

    The Plan Administrator is authorized to grant Options to acquire up to a total of Two Million (2,000,000) shares of the Company's authorized but unissued, or reacquired, Common Stock. The number of shares with respect to which Options may be granted hereunder is subject to adjustment as set forth in Section 5(m) hereof. If any outstanding Option expires or is terminated for any reason, the shares of Common Stock allocable to the unexercised portion of such Option may again be subject to an Option to the same Optionee or to a different person eligible under Section 3 of this Plan.

  The date of the adoption of such amendment by the Board of Directors of the corporation is March 24, 1998.

  The date of the approval of such amendment by the shareholders of the
corporation is           , 1998.

                                  APPENDIX B

                               ARIS CORPORATION
                           1998 STOCK PURCHASE PLAN

                              SECTION 1. PURPOSE

  The purposes of the ARIS Corporation 1998 Stock Purchase Plan (the "Plan") are to (a) assist employees of ARIS Corporation, a Washington corporation (the "Company"), and its designated subsidiary corporations in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) help employees provide for their future security and encourage them to remain in the employ of the Company and its subsidiary corporations. Stock purchased under the Plan may be paid for by regular payroll deductions. Only employees of the Company and its designated subsidiary corporations are eligible to participate in the Plan, and participation is voluntary.

                            SECTION 2. DEFINITIONS

  For purposes of the Plan, the following terms shall be defined as set forth below.

  "Board" means the Board of Directors of the Company.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Committee" means the Company's Compensation Committee or another committee appointed by the Board and given authority by the Board to administer the Plan.

  "Company" means ARIS Corporation, a Washington corporation.

  "Designated Subsidiary" has the meaning set forth under the definition of "Eligible Employee" in this Section 2.

  "Eligible Compensation" means all regular cash compensation, including overtime, cash bonuses and commissions. Regular cash compensation does not include severance pay, hiring and relocation bonuses, pay in lieu of vacation or sick leave, or any other special payments, or any gain from stock option exercises.

  "Eligible Employee" means any employee of the Company, or any Subsidiary Corporation designated by the Board or the Committee (a "Designated Subsidiary"), who is in the employ of the Company (or any Designated Subsidiary) on one or more Offering Dates and who meets the following criteria:

    (a) the employee does not, immediately after the Option is granted, own stock (as defined by the Code) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of a Designated Subsidiary;

    (b) the employee has been employed for at least ninety (90) consecutive days;

    (c) the employee's customary employment is for more than 20 hours per week; provided, however, that the Plan Administrator, in its sole discretion, may reduce this minimum hourly requirement for future Offering Periods; and

    (d) the employee's customary employment is for more than five (5) months in a calendar year; provided, however, that the Plan Administrator, in its sole discretion, may reduce this minimum requirement for future Offering Periods.

  If the Company permits any employee of a Designated Subsidiary to participate in the Plan, then all employees of that Designated Subsidiary who meet the requirements of this paragraph shall also be considered Eligible Employees.

  "Enrollment Period" has the meaning set forth in Section 6.1.

  "SPP Broker" has the meaning set forth in Section 10.

  "Offering" has the meaning set forth in Section 5.1.

  "Offering Date" means the first day of an Offering.

  "Offering Period" has the meaning set forth in Section 5.1.

  "Option" means an option granted under the Plan to an Eligible Employee to purchase shares of Stock.

  "Parent Corporation" means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations, other than the Company, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

  "Participant" means any Eligible Employee who has elected to participate in an Offering in accordance with the procedures set forth in Section 6.1 and who has not withdrawn from the Plan or whose participation in the Plan is not terminated.

  "Plan" means the ARIS Corporation 1998 Stock Purchase Plan.

  "Plan Administrator" has the meaning set forth in Section 3.1.

  "Purchase Date" means the last day of each Purchase Period.

  "Purchase Period" has the meaning set forth in Section 5.2.

  "Purchase Price" has the meaning set forth in Section 8.

  "Stock" means the Common Stock, no par value, of the Company.

  "Subscription" has the meaning set forth in Section 6.1.

  "Subsidiary Corporation" means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the

  "Subsidiary Corporation" means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                           SECTION 3. ADMINISTRATION

  3.1 PLAN ADMINISTRATOR

  The Plan shall be administered by the Board or the Committee or, if and to the extent the Board or the Committee designates an executive officer of the Company to administer the Plan, by such executive officer.

  3.2 ADMINISTRATION AND INTERPRETATION BY THE PLAN ADMINISTRATOR

  Subject to the provisions of the Plan, the Plan Administrator shall have the authority, in its sole discretion, to determine all matters relating to Options granted under the Plan, including all terms, conditions, restrictions and limitations of Options; provided, however, that all Participants granted Options pursuant to the Plan shall have the same rights and privileges within the meaning of Code Section 423. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, unless revised by the Board or the Committee, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's other officers or employees as the Plan Administrator so determines.

                       SECTION 4. STOCK SUBJECT TO PLAN

  Subject to adjustment from time to time as provided in Section 19, a maximum of 300,000 shares of Stock may be sold under the Plan. Shares sold under the Plan shall be drawn from authorized and unissued shares or shall be shares acquired by the Company. Any shares of Stock subject to an Option that cease to be subject to the Option (other than by reason of exercise of the Option), including, without limitation, in connection with the cancellation or termination of the Option, shall again be available for sale in connection with future grants of Options under the Plan.

                           SECTION 5. OFFERING DATES

  5.1 OFFERING PERIODS

  The Plan shall be implemented by a series of offerings (each, an "Offering"). Except as otherwise set forth below, Offerings shall commence on January 1 and July 1 of each year and end on the next June 30 and December 31, respectively, occurring thereafter. The first Offering Period shall begin January 1, 1998 and end on June 30, 1998. Notwithstanding the foregoing, the Board or the Committee may establish (a) a different term for one or more future Offerings and (b) different commencing and ending dates for such Offerings; provided, however, that an offering period (the "Offering Period") may not exceed five years; and provided, further, that if the Purchase Price may be less than 85% of the fair market value of the Stock on the Purchase Date, the Offering Period may not exceed 27 months. In the event the first or the last day of an Offering Period is not a regular business day, then the first day of the Offering Period shall be deemed to be the next regular business day and the last day of the Offering Period shall be deemed to be the last preceding regular business day. An employee who becomes eligible to participate in the Plan after an Offering Period has commenced shall not be eligible to participate in such Offering but may participate in any subsequent Offering, provided that such Employee is still an Eligible Employee as of the commencement of any such subsequent Offering. Eligible Employees may not participate in more than one Offering at a time.

  5.2 PURCHASE PERIODS

  Each Offering Period shall consist of one or more consecutive purchase periods (each, a "Purchase Period"). Except as otherwise set forth below, Purchase Periods shall commence on January 1 and July 1 of each year and end on the next June 30 and December 31, respectively, occurring thereafter. The first Purchase Period shall begin January 1, 1998 and end on June 30, 1998. Notwithstanding the foregoing, the Board or the Committee may establish for any future Offering (a) different terms for one or more Purchase Periods within the Offering Period and (b) different commencing dates and Purchase Dates for any such Purchase Periods. The last day of each Purchase Period shall be the Purchase Date for such Purchase Period. In the event the first or last day of a Purchase Period is not a regular business day, then the first day of the Purchase Period shall be deemed to be the next regular business day and the last day of the Purchase Period shall be deemed to be the last preceding regular business day.

                     SECTION 6. PARTICIPATION IN THE PLAN

  6.1 INITIAL PARTICIPATION

  An Eligible Employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements and delivering to the Plan Administrator during the enrollment period established by the Plan Administrator (the "Enrollment Period") a subscription (the "Subscription"):

    (a) indicating the Eligible Employee's election to participate in the Plan;

    (b) authorizing payroll deductions and stating the amount to be deducted regularly from the Participant's pay; and

    (c) authorizing the purchase of Stock for the Participant in each Purchase Period.

  An Eligible Employee who does not deliver a Subscription to the Plan Administrator during the Enrollment Period shall not participate in the Plan for that Offering Period or any subsequent Offering Period unless such Eligible Employee subsequently enrolls in the Plan by delivering a Subscription to the Plan Administrator during the Enrollment Period for such subsequent Offering Period. The Plan Administrator may, from time to time, change the Enrollment Period for any future Offering as deemed advisable by the Plan Administrator in its, his or her sole discretion for the proper administration of the Plan.

  6.2 CONTINUED PARTICIPATION

  Unless the Plan Administrator determines otherwise for any future Offering, a Participant shall automatically participate in the next Offering Period until such time as the Participant withdraws from the Plan pursuant to Section
11.1 or terminates employment as provided in Section 12.

              SECTION 7. LIMITATIONS ON RIGHT TO PURCHASE SHARES

  7.1 $25,000 LIMITATION

  No Participant shall be entitled to purchase Stock under the Plan (or any other employee stock purchase plan that is intended to meet the requirements of Code Section 423 sponsored by the Company, any Parent Corporation or any Subsidiary Corporation) at a rate that exceeds $25,000 in fair market value, determined as of the Offering Date for each Offering Period (or such other limit as may be imposed by the Code), for each calendar year in which a Participant participates in the Plan (or any other employee stock purchase plan described in this Section 7.1).

  7.2 PRO RATA ALLOCATION

  In the event the number of shares of Stock that might be purchased by all Participants in the Plan exceeds the number of shares of Stock available in the Plan, the Plan Administrator shall make a pro rata allocation of the remaining shares of Stock in as uniform a manner as shall be practicable and as the Plan Administrator shall determine to be equitable. Fractional shares may be issued under the Plan unless the Board or the Committee determines otherwise.

                           SECTION 8. PURCHASE PRICE

  The purchase price (the "Purchase Price") at which Stock may be acquired in an Offering pursuant to the exercise of all or any portion of an Option granted under the Plan shall be 85% of the lesser of (a) the fair market value of the Stock on the Offering Date of such Offering and (b) the fair market value of the Stock on the Purchase Date. Notwithstanding the foregoing, the Board or the Committee may establish a different Purchase Price for any future Offering, which shall not be less than 85% of the lesser of (a) the fair market value of the Stock on the Offering Date of such Offering and (b) the fair market value of the Stock on the Purchase Date.

The fair market value of the Stock on the Offering Date or on the Purchase Date shall be the average of the high and low per share trading prices for the Stock as reported for such day by the Nasdaq National Market. If no sales of the Stock were made on the Nasdaq National Market on the transaction date, fair market value shall mean the average of the high and low per share trading prices for the Stock as reported for the next preceding day on which sales of the Stock were made on the Nasdaq National Market.

                     SECTION 9. PAYMENT OF PURCHASE PRICE

  9.1 GENERAL RULES

  Stock that is acquired pursuant to the exercise of all or any portion of an Option may be paid for only by means of payroll deductions from the Participant's Eligible Compensation. Except as set forth in this Section 9, the amount of compensation to be withheld from a Participant's Eligible Compensation during each pay period shall be determined by the Participant's Subscription.

  9.2 CHANGE NOTICES

  Unless otherwise determined by the Plan Administrator for any future Offering, a Participant may not elect during an Offering Period to increase or decrease the amount withheld from his or her compensation in future pay periods during an Offering Period.

  9.3 PERCENT WITHHELD

  The amount of payroll withholding with respect to the Plan for any Participant during any pay period shall not exceed 10% of the Participant's Eligible Compensation for such pay period. Amounts shall be withheld only in whole percentages.

  9.4  PAYROLL DEDUCTIONS

  Payroll deductions shall commence on the first payday following the Offering Date and shall continue through the last payday of the Offering Period unless sooner altered or terminated as provided in the Plan.

  9.5 MEMORANDUM ACCOUNTS

  Individual accounts shall be maintained for each Participant for memorandum purposes only. All payroll deductions from a Participant's compensation shall be credited to such account but shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

  9.6 NO INTEREST

  No interest shall be paid on payroll deductions received or held by the Company.

  9.7 ACQUISITION OF STOCK

  On each Purchase Date of an Offering Period, each Participant shall automatically acquire, pursuant to the exercise of the Participant's Option, the number of shares of Stock arrived at by dividing the total amount of the Participant's accumulated payroll deductions for the Purchase Period by the Purchase Price; provided, however, that the number of shares of Stock purchased by the Participant shall not exceed the number of whole shares of Stock so determined, if the Board or the Committee has determined for any future Offering that fractional shares may not be issued under the Plan.

  9.8 EXCESS CASH BALANCES

  Any cash balance remaining in the Participant's account under the Plan after a purchase of Stock at the end of a Purchase Period which is an amount less than the amount necessary to purchase a whole share of Stock (if the Board or the Committee has determined that fractional shares may not be issued), shall be maintained in the

Participant's account and carried over to the next Purchase Period or Offering Period if the Participant continues to participate in the Plan. If the Participant does not continue to participate, such amounts shall be refunded to the Participant as soon as practicable after the Purchase Date without the payment of any interest.

  9.9 WITHHOLDING OBLIGATIONS

  At the time the Option is exercised, in whole or in part, or at the time some or all of the Stock is disposed of, the Participant shall make adequate provision for federal and state withholding obligations of the Company, if any, that arise upon exercise of the Option or upon disposition of the Stock. The Company may, but shall not be obligated to, withhold from the Participant's compensation the amount necessary to meet such withholding obligations.

  9.10 TERMINATION OF PARTICIPATION

  No Stock shall be purchased on behalf of a Participant on a Purchase Date if his or her participation in the Plan has terminated prior to such Purchase Date.

  9.11 PROCEDURAL MATTERS

  The Plan Administrator may, from time to time, establish (a) limitations on the frequency and/or number of any permitted changes in the amount withheld during an Offering, (b) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (c) payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, and
(d) such other limitations or procedures as deemed advisable by the Plan Administrator, in its sole discretion, that are consistent with the Plan and in accordance with the requirements of Code Section 423.

  9.12 LEAVES OF ABSENCE

  During leaves of absence approved by the Company and meeting the requirements of the applicable Treasury Regulations promulgated under the Code, a Participant may continue participation in the Plan by delivering cash payments to the Plan Administrator on the Participant's normal paydays equal to the amount of his or her payroll deduction under the Plan had the Participant not taken a leave of absence.

                  SECTION 10. STOCK PURCHASED UNDER THE PLAN

  10.1 SPP BROKER

  If the Plan Administrator designates or approves a stock brokerage or other financial services firm (the "SPP Broker") to hold shares purchased under the Plan for the accounts of Participants, the following procedures shall apply. Promptly following each Purchase Date, the number of shares of Stock purchased by each Participant shall be deposited into an account established in the Participant's name with the SPP Broker. A Participant shall be free to undertake a disposition of the shares of Stock in his or her account at any time, but, in the absence of such a disposition, the shares of Stock must remain in the Participant's account at the SPP Broker until the holding period set forth in Code Section 423 has been satisfied. With respect to shares of Stock for which the Code Section 423 holding periods have been satisfied, the Participant may move those shares of Stock to another brokerage account of the Participant's choosing or request that a stock certificate be issued and delivered to him or her. A Participant who is not subject to payment of U.S. income taxes may move his or her shares of Stock to another brokerage account of his or her choosing or request that a stock certificate be delivered to him or her at any time, without regard to the Code Section 423 holding period.

  10.2 NOTICE OF DISPOSITION

  By entering the Plan, each Participant agrees to promptly give the Company notice of any Stock disposed of within the later of one year from the Purchase Date and two years from the Offering Date for such Stock, showing the number of such shares disposed of and the Purchase Date and Offering Date for such Stock. This notice shall not be required if and so long as the Company has a designated SPP Broker.

                       SECTION 11. VOLUNTARY WITHDRAWAL

  11.1 WITHDRAWAL FROM THE PLAN

  A Participant may withdraw from the Plan by delivering to the Plan Administrator a notice of withdrawal in the form required by the Plan Administrator for such purpose. Any withdrawal from an Offering shall constitute a withdrawal from the Plan unless the Board or the Committee determines for any future Offerings that withdrawal from an Offering shall not result in a withdrawal from the Plan and any succeeding Offering. Such notice must be delivered at least ten days prior to the end of the Purchase Period for which such withdrawal is to be effective or by any other date specified by the Plan Administrator for any future Offering. If a Participant withdraws after the Purchase Date for a Purchase Period of an Offering, the withdrawal shall not affect Stock acquired by the Participant in that Purchase Period and any earlier Purchase Periods. In the event a Participant voluntarily elects to withdraw from the Plan, the withdrawing Participant may not resume participation in the Plan during the same Offering Period but may participate in any subsequent Offering under the Plan by again satisfying the definition of a Participant.

  11.2 RETURN OF PAYROLL DEDUCTIONS

  Upon withdrawal from the Plan pursuant to Section 11.1, the withdrawing Participant's accumulated payroll deductions that have not been applied to the purchase of Stock shall be returned as soon as practical after the withdrawal, without the payment of any interest, to the Participant, and the Participant's interest in the Offering shall terminate. Such accumulated payroll deductions may not be applied to any other Offering under the Plan.

                     SECTION 12. TERMINATION OF EMPLOYMENT

  Termination of a Participant's employment with the Company for any reason, including retirement, disability or death, or the failure of a Participant to remain an Eligible Employee, shall immediately terminate the Participant's participation in the Plan. The payroll deductions credited to the Participant's account since the last Purchase Date shall, as soon as practical, be returned to the Participant or, in the case of a Participant's death, to the Participant's legal representative, and all the Participant's rights under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this Section 12.

                   SECTION 13. RESTRICTIONS UPON ASSIGNMENT

  An Option granted under the Plan shall not be transferable otherwise than by will or by the applicable laws of descent and distribution and shall be exercisable during the Participant's lifetime only by the Participant. The Plan Administrator will not recognize, and shall be under no duty to recognize, any assignment or purported assignment by a Participant, other than by will or by the applicable laws of descent and distribution, of the Participant's interest in the Plan, of his or her Option, or of any rights under his or her Option.

           SECTION 14. NO RIGHTS OF SHAREHOLDER UNTIL SHARES ISSUED

  With respect to shares of Stock subject to an Option, a Participant shall not be deemed to be a shareholder of the Company, and he or she shall not have any of the rights or privileges of a shareholder. A Participant shall have the rights and privileges of a shareholder of the Company when, but not until, the shares have been issued following exercise of the Participant's Option.

                       SECTION 15. AMENDMENT OF THE PLAN

  The Board or the Committee may amend the Plan in such respects as it shall deem advisable; provided, however, that, to the extent required for compliance with Code Section 423 or any applicable law or regulation, shareholder approval will be required for any amendment that will (a) increase the total number of shares as to which Options may be granted under the Plan, (b) modify the class of employees eligible to receive Options, or (c) otherwise require shareholder approval under any applicable law or regulation.

                      SECTION 16. TERMINATION OF THE PLAN

  The Board may suspend or terminate the Plan at any time. The Plan shall have no fixed expiration date. No Options shall be granted during any period of suspension of the Plan.

                     SECTION 17. NO RIGHTS AS AN EMPLOYEE

  Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or a Subsidiary Corporation or to affect the right of the Company and the Subsidiary Corporations to terminate the employment of any person (including any Eligible Employee or Participant) at any time with or without cause.

                      SECTION 18. EFFECT UPON OTHER PLANS

  The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary Corporation. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary Corporation to (a) establish any other forms of incentives or compensation for employees of the Company or any Subsidiary Corporation or (b) grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

                            SECTION 19. ADJUSTMENTS

  19.1 ADJUSTMENT OF SHARES

  In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Stock, then (subject to any required action by the Company's shareholders), the Board or the Committee, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate in the circumstances in (i) the maximum number and kind of securities subject to the Plan as set forth in Section 4 and (ii) the number and kind of securities that are subject to any outstanding Option and the per share price of such securities. The determination by the Board or the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

  19.2 MERGER, ACQUISITION OR LIQUIDATION OF THE COMPANY

  In the event of the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company's assets, or the liquidation or dissolution of the Company, the Purchase Date with respect to outstanding Options shall be the business day immediately preceding the effective date of such merger, consolidation, acquisition, liquidation or dissolution unless the Board or the Committee shall, in its sole discretion, provide for the assumption or substitution of such Options in a manner complying with Code Section 424(a).

  19.3 LIMITATIONS

  The grant of Options will in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                           SECTION 20. REGISTRATION

  The Company shall be under no obligation to any Participant to register for offering or resale under the Securities Act of 1933, as amended, or register or qualify under state securities laws, any shares of Stock. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

                          SECTION 21. EFFECTIVE DATE

  The Plan's effective date is the date on which it is adopted by the Board, so long as it is approved by the Company's shareholders at any time within 12 months of such adoption.

                                  APPENDIX C

                               ARIS CORPORATION

                           INDEMNIFICATION AGREEMENT

  INDEMNIFICATION AGREEMENT, dated as of              , 199  , between ARIS
CORPORATION, a Washington corporation (the "Company"), and                   ,
a director and/or officer of the Company (the "Indemnitee").

                                   RECITALS

  A. Indemnitee is a director and/or officer of the Company and in such capacity is performing valuable services for the Company.

  B. The Company and Indemnitee recognize the difficulty in obtaining directors' and officers' liability insurance, the significant cost of such insurance and the general reduction in the coverage of such insurance.

  C. The Company and Indemnitee further recognize the substantial increase in litigation subjecting directors and officers to expensive litigation risks at the same time that such liability insurance has been severely limited.

  D. The shareholders of the Company have adopted bylaws (the "Bylaws") providing for the indemnification of the directors, officers, agents and employees of the Company to the full extent permitted by the Business Corporation Law of Washington (the "Statute").

  E. The Bylaws and the Statute specifically provide that they are not exclusive, and thereby contemplate that contracts may be entered into between the Company and the members of its Board of Directors and its officers with respect to indemnification of such directors and officers.

  F. In order to induce Indemnitee to serve, or to continue to serve, as a director and/or officer of the Company, the Company has agreed to enter into this Agreement with Indemnitee.

                                  AGREEMENTS

  In consideration of the recitals above, the mutual covenants and agreements herein contained, and Indemnitee's continued service as a director and/or officer after the date hereof, the parties to this Agreement agree as follows:

1. INDEMNITY OF INDEMNITEE

  1.1. SCOPE

  The Company agrees to hold harmless and indemnify Indemnitee to the full extent permitted by law, notwithstanding that such indemnification is not specifically authorized by this Agreement, the Company's Articles of Incorporation, the Bylaws, the Statute or otherwise. In the event of any change, after the date of this Agreement, in any applicable law, statute or rule regarding the right of a Washington corporation to indemnify a member of its board of directors or an officer, such changes, to the extent that they would expand Indemnitee's rights hereunder, shall be within the purview of Indemnitee's rights and the Company's obligations hereunder, and, to the extent that they would narrow Indemnitee's rights hereunder, shall be excluded from this Agreement; provided, however, that any change that is required by applicable laws, statutes or rules to be applied to this Agreement shall be so applied regardless of whether the effect of such change is to narrow Indemnitee's rights hereunder.

  1.2. NONEXCLUSIVITY

  The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under the Company's Articles of Incorporation, the Bylaws, any agreement, any vote of shareholders or disinterested directors, the Statute, or otherwise, whether as to action in Indemnitee's official capacity or otherwise.

  1.3. INCLUDED COVERAGE

  If Indemnitee was or is made a party, or is threatened to be made a party, to or is otherwise involved (including, without limitation, as a witness) in any Proceeding (as defined below), the Company shall hold harmless and indemnify Indemnitee from and against any and all losses, claims, damages, liabilities or expenses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, amounts paid in settlement and other expenses incurred in connection with such Proceeding) (collectively, "Damages").

  1.4. DEFINITION OF PROCEEDING

  For purposes of this Agreement, "Proceeding" shall mean any actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which Indemnitee is, was or becomes involved by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company or that, being or having been such a director, officer, employee or agent, Indemnitee is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively a "Related Company"), including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or inaction) by Indemnitee in an official capacity as a director, officer, employee, trustee or agent or in any other capacity while serving as a director, officer, employee, trustee or agent; provided, however, that, except with respect to an action to enforce the provisions of this Agreement, "Proceeding" shall not include any action, suit, claim or proceeding instituted by or at the direction of Indemnitee unless such action, suit, claim or proceeding is or was authorized by the Company's Board of Directors.

  1.5. DETERMINATION OF ENTITLEMENT

  In the event that a determination of Indemnitee's entitlement to indemnification is required pursuant to Section 23B.08.550 of the Statute or a successor statute or pursuant to other applicable law, the appropriate decision-maker shall make such determination; provided, however, that Indemnitee shall initially be presumed in all cases to be entitled to indemnification, that Indemnitee may establish a conclusive presumption of any fact necessary to such a determination by delivering to the Company a declaration made under penalty of perjury that such fact is true and that, unless the Company shall deliver to Indemnitee written notice of a determination that Indemnitee is not entitled to indemnification within twenty
(20) days after the Company's receipt of Indemnitee's initial written request for indemnification, such determination shall conclusively be deemed to have been made in favor of the Company's provision of indemnification and Company hereby agrees not to assert otherwise.

  1.6. SURVIVAL

  The indemnification provided under this Agreement shall apply to any and all Proceedings, notwithstanding that Indemnitee has ceased to be a director, officer, employee, trustee or agent of the Company or a Related Company.

2. EXPENSE ADVANCES

  2.1. GENERALLY

  The right to indemnification of Damages conferred by Section 1 shall include the right to have the Company pay Indemnitee's expenses in any Proceeding as such expenses are incurred and in advance of such Proceeding's final disposition (such right is referred to hereinafter as an "Expense Advance").

  2.2. CONDITIONS TO EXPENSE ADVANCE

  The Company's obligation to provide an Expense Advance is subject to the following conditions:

    2.2.1 UNDERTAKING

  If the Proceeding arose in connection with Indemnitee's service as a director or an officer of the Company (and not in any other capacity in which Indemnitee rendered service, including service to any Related Company), then Indemnitee or his representative shall have executed and delivered to the Company an undertaking, which need not be secured and shall be accepted without reference to Indemnitee's financial ability to make repayment, by or on behalf of Indemnitee to repay all Expense Advances if and to the extent that it shall ultimately be determined by a final, unappealable decision rendered by a court having jurisdiction over the parties and the question that Indemnitee is not entitled to be indemnified for such Expense Advance under this Agreement or otherwise.

    2.2.2. COOPERATION

  Indemnitee shall give the Company such information and cooperation as it may reasonably request and as shall be within Indemnitee's power.

    2.2.3. AFFIRMATION

  Indemnitee shall furnish, upon request by the Company and if required under applicable law, a written affirmation of Indemnitee's good faith belief that any applicable standards of conduct have been met by Indemnitee.

3. PROCEDURES FOR ENFORCEMENT

  3.1. ENFORCEMENT

  In the event that a claim for indemnity, an Expense Advance or otherwise is made hereunder and is not paid in full within sixty days (twenty days for an Expense Advance) after written notice of such claim is delivered to the Company, Indemnitee may, but need not, at any time thereafter bring suit against the Company to recover the unpaid amount of the claim (an "Enforcement Action").

  3.2. PRESUMPTIONS IN ENFORCEMENT ACTION

  In any Enforcement Action the following presumptions (and limitation on presumptions) shall apply:

    (a) The Company shall conclusively be presumed to have entered into this Agreement and assumed the obligations imposed on it hereunder in order to induce Indemnitee to continue as a director and/or officer of the Company;

    (b) Neither (i) the failure of the Company (including the Company's Board of Directors, independent or special legal counsel or the Company's shareholders) to have made a determination prior to the commencement of the Enforcement Action that indemnification of Indemnitee is proper in the circumstances nor (ii) an actual determination by the Company, its Board of Directors, independent or special legal counsel or shareholders that Indemnitee is not entitled to indemnification shall be a defense to the Enforcement Action or create a presumption that Indemnitee is not entitled to indemnification hereunder; and

    (c) If Indemnitee is or was serving as a director, officer, employee, trustee or agent of a corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Company or in an executive or management capacity in a partnership, joint venture, trust or other enterprise of which the Company or a wholly owned subsidiary of the Company is a general partner or has a majority ownership, then such corporation, partnership, joint venture, trust or enterprise shall conclusively be deemed a Related Company and Indemnitee shall conclusively be deemed to be serving such Related Company at the request of the Company.

  3.3. ATTORNEYS' FEES AND EXPENSES FOR ENFORCEMENT ACTION

  In the event Indemnitee is required to bring an Enforcement Action, the Company shall indemnify and hold harmless Indemnitee against all of Indemnitee's fees and expenses in bringing and pursuing the Enforcement Action (including attorneys' fees at any stage, including on appeal); provided, however, that the Company shall not be required to provide such indemnity for such attorneys' fees or expenses if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such Enforcement Action was not made in good faith or was frivolous.

4. LIMITATIONS ON INDEMNITY; MUTUAL ACKNOWLEDGMENT

  4.1. LIMITATION ON INDEMNITY

  No indemnity pursuant to this Agreement shall be provided by the Company:

    (a) On account of any suit in which a final, unappealable judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto; or

    (b) For Damages that have been paid directly to Indemnitee by an insurance carrier under a policy of officers' and directors' liability insurance maintained by the Company.

  4.2. MUTUAL ACKNOWLEDGMENT

  The Company and Indemnitee acknowledge that, in certain instances, federal law or public policy may override applicable state law and prohibit the Company from indemnifying Indemnitee under this Agreement or otherwise. For example, the Company and Indemnitee acknowledge that the Securities and Exchange Commission (the "SEC") has taken the position that indemnification is not permissible for liabilities arising under certain federal securities laws, and federal legislation prohibits indemnification for certain ERISA violations. Furthermore, Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Company's right under public policy to indemnify Indemnitee.

5. NOTIFICATION AND DEFENSE OF CLAIM

  5.1. NOTIFICATION

  Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve the Company from any liability which it may have to Indemnitee under this Agreement unless and only to the extent that such omission can be shown to have prejudiced the Company's ability to defend the Proceeding.

  5.2. DEFENSE OF CLAIM

With respect to any such Proceeding as to which Indemnitee notifies the Company of the commencement thereof:

    (a) The Company may participate therein at its own expense;

    (b) The Company, jointly with any other indemnifying party similarly notified, may assume the defense thereof, with counsel satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election so to assume the defense thereof, the Company shall not be liable to Indemnitee under this Agreement for any legal or other expenses (other than reasonable costs of investigation) subsequently incurred by Indemnitee in connection with the defense thereof unless (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action, or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made the conclusion provided for in (ii) above;

    (c) The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent;

    (d) The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee's written consent; and

    (e) Neither the Company nor Indemnitee shall unreasonably withhold its, his or her consent to any proposed settlement.

6. SEVERABILITY

  Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company's inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable, as provided in this Section 6. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

7. GOVERNING LAW; BINDING EFFECT; AMENDMENT AND TERMINATION

    (a) This Agreement shall be interpreted and enforced in accordance with the laws of the state of Washington.

    (b) This Agreement shall be binding upon Indemnitee and upon the Company, its successors and assigns, and shall inure to the benefit of Indemnitee, Indemnitee's heirs, personal representatives and assigns and to the benefit of the Company, its successors and assigns.

    (c) No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

                                          ARIS CORPORATION

                                          By __________________________________
                                               Paul Song,President and Chief
                                                     Executive Officer

                                          INDEMNITEE:

                                          -------------------------------------

                               ARIS CORPORATION

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 28, 1998

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Norbert W. Sugayan, Jr. and Thomas W. Averill, and each or both of them, proxies with full power of substitution to vote all shares of stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of ARIS Corporation, to be held on Tuesday, April 28, 1998, at 5:00 p.m., at the Meydenbauer Center, Room 401, 11100 NE 6th Street, Bellevue, Washington and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 6, 1998, at copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS DESCRIBED IN
ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2, 3 AND 4.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE.)

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

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                                                Please mark your votes as
                                                indicated in this example.  [X]

1.   Election of one Class III director:
     NOMINEE:  Kendall W. Kunz

     FOR [_]   AGAINST [_]   ABSTAIN [_]

2. To amend the ARIS Corporation 1997 Stock Option Plan (the "1997 Plan") to increase the number of shares of Common Stock available for issuance under the 1997 Plan to 2,000,000 as authorized by the Compensation Committee of the Board of Directors.

     FOR [_]   AGAINST [_]   ABSTAIN [_]

3.   To adopt the ARIS Corporation 1998 Employee Stock Purchase Plan.

     FOR [_]   AGAINST [_]   ABSTAIN [_]

4.   To approve the ARIS Corporation form of Indemnification Agreement.

     FOR [_]   AGAINST [_]   ABSTAIN [_]

5. To transact such other business as may properly come before the meeting and any adjournments thereof.

[_] Check this box if you plan on attending the Annual Meeting of Shareholders in person.


Signature(s) of Shareholder(s)_________________________________________________


Print Name(s)_________________________________________ Date:  April _____, 1998

(If signing as attorney, executor, trustee or guardian, please give your full title as such. If shares are held jointly, each holder should sign.)

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